EXHIBIT 5


                                          December 1, 1999

St. Laurent Paperboard Inc.
630 Rene-Levesque Boulevard, West
Suite 3000
Montreal, Quebec H3B 5C7

Dear Sirs:

      This opinion is being given in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission by St. Laurent Paperboard, Inc. (the "Company") on the date hereof for the purpose of registering under the Securities Act of 1933, as amended, the interests in the St. Laurent Paperboard Inc. Directors' Stock Option and Share Purchase Plan, St. Laurent Paperboard Inc. Long-Term Incentive Plan, St. Laurent Paperboard Inc. Managers' Share Purchase Plan, and the St. Laurent Paperboard Inc. Managers' Stock Option Plan (the "Plans"). In connection with this opinion, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion.

      Upon the basis of such examination, we advise you that, in our opinion, the Common Shares have been legally authorized for issuance under the Plans and when sold will be validly issued, fully paid and nonassessable shares of Common Shares of the Company.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in a category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          ROBINSON & COLE LLP




                                          By: /s/ David A. Garbus
                                              David A. Garbus, A Partner